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                                                                    EXHIBIT 4.14

                                                                  Execution Copy

                             SHAREHOLDERS AGREEMENT

                                      AMONG

                               TPG GROWTH AC LTD.

                              TPG BIOTECH II, LTD.

                            BROTHERS CAPITAL LIMITED

                                       AND

                                AGRIA CORPORATION

                                  JUNE 22, 2007

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                                TABLE OF CONTENTS

1. Definitions.............................................................    1

2. Board of Directors; Preferred Protective Provisions.....................    1
   2.1  Board of Directors.................................................    1
   2.2  Preferred Protective Provisions....................................    3
   2.3  Additional Preferred Protective Provisions.........................    5
   2.4  Limitation on the Rights of the Investors..........................    6
   2.5  Certain Dividends..................................................    6

3. Restrictions on Transfer................................................    6
   3.1  General Provisions; Restrictions...................................    6
   3.2  Rights of First Refusal............................................    8
   3.3  Co-Sale Rights.....................................................    9
   3.4  Excluded Transactions..............................................   11
   3.5  Lock-up Agreements.................................................   11

4. Preemptive Rights.......................................................   12
   4.1  Sale Notice........................................................   12
   4.2  Exercise of Preemptive Rights......................................   12
   4.3  Non-Exercise.......................................................   12
   4.4  Excluded Transactions..............................................   12
   4.5  Limitations........................................................   13

5. Redemption Rights.......................................................   13
   5.1  Investors' Redemption Rights.......................................   13

6. Affirmative Covenants of the Company....................................   14
   6.1  Other Shareholders Agreements......................................   14
   6.2  Business Practices.................................................   14
   6.3  Financial Information..............................................   15
   6.4  Access to Information..............................................   15
   6.5  Tax................................................................   15
   6.6  Stock Option Plans.................................................   16
   6.7  No Public Disclosure...............................................   17
   6.8  Further Actions....................................................   17
   6.9  Qualifying IPO.....................................................   17
   6.10 Limitations........................................................   17
   6.11 Additional Covenants relating to Restructuring.....................   17


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
7. Restrictive Legends and Stop-Transfer Orders............................   18
   7.1  Legend.............................................................   18
   7.2  Stop Transfer Instructions.........................................   18

8. Representations, Warranties and Covenants...............................   19
   8.1  Representations and Warranties of the Shareholders.................   19
   8.2  Additional Representations, Warranties and Covenants of
        Brothers Capital...................................................   19
9. General.................................................................   20
   9.1  Amendments; Waivers................................................   20
   9.2  Commercially Reasonable Efforts; Further Assurances................   21
   9.3  Governing Law......................................................   21
   9.4  Dispute Resolution.................................................   21
   9.5  Obligations of Transferees.........................................   22
   9.6  Termination........................................................   22
   9.7  Titles and Subtitles; References...................................   23
   9.8  Counterparts.......................................................   23
   9.9  Parties in Interest................................................   23
   9.10 Notices............................................................   23
   9.11 Attorney's Fees....................................................   24
   9.12 Specific Performance...............................................   24
   9.13 Severability.......................................................   24
   9.14 Entire Agreement...................................................   24
   9.15 No Presumption.....................................................   24
   9.16 Aggregation of Stock...............................................   25
   9.17 Interpretation.....................................................   25

Schedule 8.2 - List of Shareholder Agreements between Brothers Capital Limited and third parties prior to the date of this Agreement


                                       ii

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                             SHAREHOLDERS AGREEMENT

          This SHAREHOLDERS AGREEMENT (this "Agreement") is made as of June 22, 2007 by and among Agria Corporation, an exempted company incorporated in the Cayman Islands (the "Company"), Brothers Capital Limited, a company organized and existing under the laws of the British Virgin Islands and a shareholder of the Company ("Brothers Capital"), and the entities listed under the heading "Investors" on Exhibit A (each an "Investor," and together the "Investors", and together with Brothers Capital, the "Shareholders"). The Company, Brothers Capital and the Investors are referred to herein as "Parties" collectively and a "Party" individually.

                                    RECITALS

          A. The Company desires to sell Series A Preferred Shares and Brothers Capital desires to sell Ordinary Shares to the Investors pursuant to that certain share purchase agreement among the Company, the Investors and certain other parties dated June 22, 2007 (the "Share Purchase Agreement");

          B. The execution of this Agreement is a condition precedent under the Share Purchase Agreement; and

          C. The Shareholders desire to set forth certain agreements among themselves as shareholders of the Company.

          NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions contained herein, the Parties hereto agree as follows:

1.   DEFINITIONS

          Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Share Purchase Agreement.

2.   BOARD OF DIRECTORS; PREFERRED PROTECTIVE PROVISIONS

     2.1  Board of Directors.

          (a) Election of Directors.

          (i) Directors Nominated by Brothers Capital. Each Shareholder agrees that it will vote, or cause to be voted, all Shares and other voting securities of the Company now owned or hereafter acquired by it so as to elect to the Board of Directors (as defined in the Restated M&A) five designees (the "Brothers Capital Designees"), nominated by Brothers Capital. To effectuate this Agreement, the Company shall not record any vote contrary to the terms of this Section 2.1(a)(i) without the written consent of Brothers Capital.

          (ii) Director Nominated by the Investors. Each Shareholder agrees that it will vote, or cause to be voted, all Shares and other voting securities of the Company now


                                       1

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     owned or hereafter acquired by it so as to elect to the Board of Directors one designee (the "Investor Designee") of the Investors, nominated by the Investors. To effectuate this Agreement, the Company shall not record any vote contrary to the terms of this Section 2.1(a)(ii) without the written consent of all Investors.

          (iii) Investors' Right to Nominate Independent Director. The Investors shall have the right to nominate one independent director, subject to the approval by the Board of Directors.

          (b) Removal. If any of Brothers Capital or the Investors shall notify the other Shareholders of its decision to remove its designated designee(s), each Shareholder agrees that it will vote all of the Shares and other voting securities of the Company owned or held of record by it so as to remove such director. Except as provided in the immediately preceding sentence, no director designated by any of Brothers Capital or the Investors shall be removed from the Board of Directors unless the designating party of such director consents to such removal.

          (c) Successors. If a Brothers Capital Designee or the Investor Designee shall cease to serve on the Board of Directors (whether by reason of death, resignation, removal or otherwise), the party that designated such director shall be entitled to designate a successor director, nominated in accordance with Section 2.1(a), to fill the vacancy created thereby. Each Shareholder agrees that it will vote all of the Shares and other voting securities of the Company owned or held of record by it so as to elect such designee as a director.

          (d) Proxy. For so long as this Agreement is in effect, if any Shareholder fails or refuses to vote that Shareholder's Shares as provided in this Section 2.1, without further action by such Shareholder, such Shareholder shall be deemed to have granted an irrevocable proxy to the Company to be "present" at any meeting relating to such a vote and to vote the Shares owned by such Shareholder in accordance with this Agreement, and each Shareholder hereby grants to the Company such irrevocable proxy. The Company hereby agrees to vote such proxy Shares in accordance to this Section 2.1.

          (e) Board of Directors for Subsidiaries. The Company hereby agrees to exercise its rights and to vote, to the extent applicable, its shares in each of its Subsidiaries (as defined in the Restated M&A), except for Primalights III Agriculture Development Co., with respect to the election of the members of the board of directors of each Subsidiary in accordance with this Section 2 and cause the composition of the board of directors of each Subsidiary to be identical to that of the Company's Board of Directors, except as specifically consented to by the majority vote of the Brothers Capital Designees and the Investor Designee, voting together.

          (f) Observer. One nominee of the Investors (the "Observer"), nominated by the Investors shall be entitled to attend and observe, in a non-voting capacity, all meetings of the Board of Directors and any committee thereof, and shall receive notice of all such meetings as if the Observer were a Director of the Company, or a member of such committee, as applicable.

          (g) The Investors agree and shall hold in confidence and not use or disclose, and shall cause the Observer (and his or her successors) and the Investor Designee (and his or her respective successors) to hold in confidence and not use or disclose, any confidential


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information provided to or acquired by any of the foregoing in connection with the provisions of this Agreement, other than solely in respect of the Investors' role as investors in the Company. Without limiting the foregoing, the Investors shall not use or disclose any such confidential information in connection with any investment by the Investors or any Affiliates or related parties of the Investors in a competitor of the Company or any subsidiaries of such competitor.

          (h) Liability Insurance and Indemnity.

          (i) As soon as commercially reasonable, the Company shall purchase and maintain a policy of directors and officers' liability insurance ("D&O Insurance"), including employment practices liability coverage, with a carrier and in an amount to be approved by the Board of Directors and reasonably satisfactory to the Investors.

          (ii) In the event of a merger or sale of the Company in which the Company is not the survivor, the Company shall use its commercially reasonable efforts to provide in the agreements in connection with such merger or sale that the successor assumes the Company's obligations to purchase and maintain the D&O Insurance pursuant to this Section 2.1(h).

     2.2 Preferred Protective Provisions.

          Subject to Section 2.4 and applicable laws, the Company shall not take and shall prevent its Subsidiaries from taking, and each Shareholder shall take all such action as a shareholder of the Company necessary to prevent the Company and its Subsidiaries from taking, any of the following actions or any action directly or indirectly in furtherance of any of the following actions, in each case unless such action is approved by the Investors:

          (a) any amendment of the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreement or other organizational documents (together, "Organizational Documents") of any of the Company's Subsidiaries that will adversely affect the rights of the Investors, any material change in the purposes of the establishment or business scope of the Company or any of its Subsidiaries, or any change in the place of incorporation of the Company or any of its Subsidiaries;

          (b) any merger, consolidation, business combination, spin-off or recapitalization of the Company or any of its Subsidiaries, or the sale or lease of all or substantially all of the assets of the Company or any of its Subsidiaries, in one transaction or a series of transactions;

          (c) the liquidation, dissolution or winding up of, or the suspension of payments or assignment to creditors by any of the Company's Subsidiaries;

          (d) any filing of a voluntary petition in bankruptcy or commencement of a voluntary legal procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness, the consent to the entry of an order for relief in an involuntary case or the application for or consent to the appointment of a receiver, liquidator, assignee, custodian or trustee or similar official of any of the Subsidiaries of the Company;

          (e) any change in the capital stock of any of the Company's Subsidiaries, or the authorization, issuance, sale or entering into of any agreement related to the issuance of any equity or equity-linked securities (or any instruments convertible into or exchangeable for any such securities, or any options, rights or warrants to acquire any such securities or instruments) of any of the Company's Subsidiaries, or the amendment of any term of any equity securities of any of the Company's Subsidiaries;

          (f) any sale, transfer, pledge or disposition, in one transaction or a series of transactions, by the Company of any capital shares or other equity interests of any of its Subsidiaries;

          (g) any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any of its securities;

          (h) any payment or declaration of any distribution or dividend on or with respect to any capital shares or other equity interests of the Company or any of its Subsidiaries, except pursuant to Section 2.5 hereof;

          (i) except for arrangements with Taiyuan Renlong Enterprise Development Group Co., Ltd. (Chinese characters) relating to seedlings, any transaction or a series of related transactions exceeding US$50,000 in any 12-month period between the Company or any of its Subsidiaries on the one hand, and any employee, officer, director or equityholder of the Company or any of its Subsidiaries, or any member of his or her immediate family, or any Affiliate (as defined below) of an equityholder of the Company or any Subsidiary on the other, except for compensatory transactions approved by the Board of Directors;

          (j) any purchase by the Company or any of its Subsidiaries of the capital stock of any corporation, the voting interest in any partnership, joint venture or other entity, or material assets of another entity, or the making of any loan or advance to any such entity, unless the total consideration (including cash, equity issued and debt assumed) to be paid by the Company or its Subsidiaries does not exceed US$3,000,000;

          (k) other than in the ordinary course of business, any sale, transfer, pledge or disposition of, in one transaction or a series of related transactions, any assets of the Company or any of its Subsidiaries exceeding US$1,000,000;

          (l) other than in the ordinary course of business, any creation, assumption or incurrence of any Encumbrance on the assets of the Company or any of its Subsidiaries in one transaction or a series of related transactions with a value in excess of US$1,000,000;

          (m) any sale, transfer, assignment, pledge or disposition of, in one transaction or a series of related transactions, any material permit or license used in the businesses of the Company or any of its Subsidiaries;

          (n) the incurrence, creation or guarantee or the entering into of any agreement for the incurrence, creation or guarantee, in one transaction or a series of related transactions, by the Company or any of its Subsidiaries of any long-term or short-term indebtedness, obligations or liabilities (but excluding from the foregoing any trade debts) which individually or in the aggregate exceeds US$1,000,000, or the entering into of any off-balance sheet transaction by the Company or any of its Subsidiaries, or the amendment of any material term of such indebtedness, obligations or liabilities or off-balance sheet transactions in a manner adverse to the Company or any of its Subsidiaries;

          (o) any change in the Company's or any of its Subsidiaries' fiscal year, accounting method or accounting practices, except such changes as are necessary to comply with changes to the generally accepted accounting principles adopted by the Company or such Subsidiary;

          (p) the establishment of the annual budgets of the Company and any of its Subsidiaries, which shall be presented to the Investors in accordance
Section 6.3(c), and any capital expenditure not provided for in such budgets in excess of US$1,000,000;

          (q) the selection or change of the Company's independent accountants (which as of the date hereof is Ernst & Young); or

          (r) any matter related to the Company's initial public offering, including (i) the choice of the listing venue, provided that the Investors hereby consent to the selection of the New York Stock Exchange or the Nasdaq Stock Market as the listing venue, and (ii) the selection of underwriters, which shall be made by the Company but which shall be reasonably acceptable to the Investors.

     2.3  Additional Preferred Protective Provisions.

          Subject to Section 2.4 and applicable Laws, and notwithstanding anything to the contrary in the Restated M&A, the Shareholders agree among themselves (to the exclusion of the Company) that they shall each take all steps necessary and within their power to ensure that the Company shall not adopt, approve or carry out any of the following actions, unless approved by the
Investors:

          (a) any amendment of the memorandum or articles of association of the Company that will adversely affect the rights of the Investors, any material change in the purposes of the establishment or business scope of the Company, or any change in the place of incorporation of the Company;

          (b) any filing of a voluntary petition in bankruptcy or commencement of a voluntary legal procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness, the consent to the entry of an order for relief in an involuntary case or the application for or consent to the appointment of a receiver, liquidator, assignee, custodian or trustee or similar official of the Company;

          (c) the liquidation, dissolution or winding up of, or the suspension of payments or assignment to creditors by the Company; or

          (d) other than (i) the issuance of any securities or options to acquire securities by the Company to its directors, officers, employees or consultants pursuant to the 2007 Stock

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Option Plan or pursuant to the second sentence of Section 6.6 and (ii) the issuance of any equity or equity-linked securities (or any instruments convertible into or exchangeable for any such securities) not to exceed in the aggregate 20% of the Ordinary Shares outstanding (on an as-converted basis), any change in the capital stock of the Company, or the authorization, issuance, sale or entering into of any agreement related to the issuance of any equity or equity-linked securities (or any instruments convertible into or exchangeable for any such securities, or any options, rights or warrants to acquire any such securities or instruments) of the Company, or the amendment of any term of equity securities of the Company.

     2.4  Limitation on the Rights of the Investors.

          The rights of the Investors provided in Sections 2.1, 2.2 and 2.3 shall terminate at the earlier of (i) the occurrence of a Qualifying IPO, or
(ii) when the Investors cease to own Shares representing, in the aggregate, at least 50% of the Shares purchased by the Investors pursuant to the Share Purchase Agreement provided that the obligations of the Investors set forth in
Section 2.1(g) shall continue until the later of (i) a Qualifying IPO, (ii) such time as there shall no longer be the Investor Designee on the Board of Directors or the board of directors of any Subsidiary and the Investors shall no longer be entitled to appoint any Investor Designee to the Board of Directors or the board of directors of any Subsidiary and (iii) such time as the Investors shall cease to own at least 25% of the Shares purchased by the Investors pursuant to the Share Purchase Agreement.

     2.5 Certain Dividends.

          (a) To the extent any Pre-Closing Retained Earnings (as defined below) have not been distributed to the Eligible Ordinary Shareholders (as defined below) as of the Closing Date ("Undistributed Pre-Closing Retained Earnings"), the Company may, after the Closing, distribute such Undistributed Pre-Closing Retained Earnings to the Eligible Ordinary Shareholders, by way of one or more interim dividends or otherwise.

          (b) The Investors agree that they shall not be entitled to participate in, or approve or disapprove, the declaration and payment of any Undistributed Pre-Closing Retained Earnings, irrespective of whether or not the Investors have converted any or all of their Series A Preferred Shares to Ordinary Shares prior to such declaration or payment.

          (c) For purposes of this Agreement (i) "Eligible Ordinary Shareholders" shall mean the entities or individuals that hold Ordinary Shares of the Company both immediately prior to the Closing and as of the date of any distribution of Pre-Closing Retained Earnings as described herein and (ii) "Pre-Closing Retained Earnings" shall mean the retained earnings of the Company as of the last day of the calendar month preceding the Closing. The amount of the Pre-Closing Retained Earnings shall be determined by an interim review by the Company's independent accountants.

3.   RESTRICTIONS ON TRANSFER

     3.1  General Provisions; Restrictions.

          (a) Subject to any applicable laws and except as otherwise provided in this


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Agreement or the Restated M&A, the Ordinary Shares and Series A Preferred Shares
shall be freely transferable, provided that any transferee provides the registered office of the Company with know-your-client anti-money-laundering due diligence documentation reasonably requested by it.

          Notwithstanding any other provision of this Agreement, during the period commencing on the Closing Date and ending on the closing of the Qualifying IPO (the "Restricted Period"), Brothers Capital shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (whether with or without consideration, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise) any Shares now owned or hereafter acquired by it to any person (whether such Shares or any such securities are then owned by such person or are thereafter acquired), or (ii) enter into any swap, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise (each such action described in clause (i) or (ii) above, a "Transfer"), other than (i) a Transfer made pursuant to Section 3.2 or Section 3.3, (ii) a Transfer to any individual that is a member of such Shareholder's (or, if such Shareholder is not a natural person, the ultimate beneficial owner of such Shareholder) immediate family (i.e., spouses, parents and children), any trust, tax shelter or other entity established for bona fide estate or tax planning purposes of such Shareholder (or, if such Shareholder is not a natural person, the ultimate beneficial owner of such Shareholder) or any member of such Shareholder's (or, if such Shareholder is not a natural person, the ultimate beneficial owner of such Shareholder) immediate family, or any Affiliate, or
(iii) a Transfer to Mr. Qian Zhaohua or an entity wholly-owned by Mr. Qian Zhaohua (each, a "Permitted Transferee"); provided, however, that any Permitted Transferee, simultaneously with such Transfer, agrees in writing to be bound as a Shareholder by all of the provisions of this Agreement in accordance with
Section 9.5, provided, further, that if any Permitted Transferee to whom any Shares have been transferred ceases to be a Permitted Transferee of the transferring Shareholder, such Shares shall be transferred back to the transferring Shareholder immediately prior to the time such person ceases to be a Permitted Transferee of such transferring Shareholder. In addition to any Transfers pursuant to clauses (i), (ii) and (iii) of this paragraph, prior to a Qualifying IPO, Brothers Capital may Transfer Ordinary Shares, not to exceed in the aggregate 20% of the Ordinary Shares outstanding immediately following the Closing, in one or more Transfers. Any Transfer or Transfers in accordance with the preceding sentence may be made without complying with Section 3.2 or Section 3.3.

          Prior to the end of the Restricted Period, no Investor shall Transfer any Shares now owned or hereafter acquired by it to any person, other than (i) a Transfer made pursuant to Section 3.2 or Section 3.3, (ii) a Transfer to a Permitted Transferee or (iii) a Transfer made pursuant to Section 5.1. Notwithstanding anything to the contrary in this Agreement, no Investor shall, and each Investor shall cause any Permitted Transferee not to, Transfer any Shares now owned or hereafter acquired by it to any direct or indirect competitor of the Company or any of its Subsidiaries. The preceding sentence shall survive the termination of this Agreement.

          For purposes of this Agreement, "Affiliate" of any person shall mean any person that, alone or together with any other person, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person. For purposes of this definition, "control" means, when used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     3.2  Rights of First Refusal.

          (a) Brothers Capital hereby grants to each of the Investors, and each of the Investors hereby grants to Brothers Capital, a right of first refusal (the "Right of First Refusal") with respect to sales during the Restricted Period by such granting Shareholder (an "Offering Shareholder") of Shares now owned or hereafter acquired by it. During the Restricted Period, each time that an Offering Shareholder proposes to Transfer all or part of its Shares to any other person (the "Proposed Transferee"), such Offering Shareholder shall, prior to consummating any such Transfer, give written notice (the "Offer Notice") to each of the Shareholders entitled to the Right of First Refusal (the "Offeree Shareholders") in accordance with the following provisions.

          (b) The Offering Shareholder shall deliver an Offer Notice to each of the Offeree Shareholders stating (i) that the Offering Shareholder has received a binding offer from the Proposed Transferee(s), (ii) the number and description of the Shares proposed to be transferred pursuant to the binding offer from the Proposed Transferee(s), (iii) the proposed price and terms and conditions upon which each Proposed Transferee offers to purchase such Shares, (iv) the name and address of each Proposed Transferee, and (v) an offer to sell to the Offeree Shareholders such Shares set forth in the Offer Notice at the same price per Share and on the same terms and conditions as offered by the Proposed Transferee(s). The Offer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

          (c) By delivering a written notification to the Offering Shareholder within 15 calendar days after receipt of the Offer Notice (the "Exercise Period"), each Offeree Shareholder may elect to purchase, at the price and on the terms and conditions specified in the Offer Notice, up to its percentage share of the total number of Shares proposed to be transferred as specified in the Offer Notice, which shall be equal to the number of such Shares, multiplied by a fraction, the numerator of which shall be the number of Shares (on an as-converted basis) then owned by such Offeree Shareholder and the denominator of which shall be the total number of Shares (on an as-converted basis) then owned by all of the Offeree Shareholders. The Offering Shareholder shall promptly, in writing, inform each Offeree Shareholder that elects to purchase all the Shares available to it (a "Fully-Exercising Shareholder") of any other Offeree Shareholder's failure to do likewise. During the five-day period commencing after such information is given, each Fully-Exercising Shareholder may elect to purchase up to its share of any unsubscribed Shares, which shall be equal to the number of such unsubscribed Shares multiplied by a fraction, the numerator of which shall be the number of Shares (on an as-converted basis) then owned by such Fully-Exercising Shareholder and the denominator of which shall be the total number of Shares (on an as-converted basis) then owned by all of the Fully-Exercising Shareholders. The Offering Shareholder shall repeat the process set forth in the immediately preceding two sentences until there remains either
(i) no unsubscribed Shares, or (ii) no Fully-Exercising Shareholder electing


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

to purchase its proportionate share of the unsubscribed Shares during such five-day period.

          (d) If all Shares that the Offeree Shareholders are entitled to purchase pursuant to this Section 3.2 are not elected to be purchased as provided in Section 3.2(c), the Offering Shareholder may, subject to the Co-Sale Rights (as defined below) provided in Section 3.3, during the 90-day period following the expiration of the last offering period provided in Section 3.2(c), sell the remaining unsubscribed portion of such Shares to the Proposed Transferee(s) at a price not less than, and upon terms and conditions no more favorable to the Proposed Transferee(s) than, those specified in the Offer Notice. If the Offering Shareholder does not sell the Shares within such 90-day period, the Right of First Refusal provided hereunder shall be deemed to be revived and such Shares may not be offered unless first reoffered to the Offeree Shareholders in accordance herewith.

          (e)  Valuation of Property.

          (i) Should the purchase price offered by the Proposed Transferee(s) as specified in the Offer Notice be payable in property other than cash or cancellation of existing indebtedness, the Offeree Shareholders shall have the right to pay the purchase price in cash, with such payment to be equal in amount to the fair market value of such property.

          (ii) If the Offering Shareholder and the Offeree Shareholders cannot agree on the fair market value of such property within 10 days after the receipt of the Offer Notice by the Offeree Shareholders, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Offering Shareholder and the majority in interest of the Offeree Shareholders, if any, exercising their Right of First Refusal (voting together on an as-converted basis) within 15 days after the receipt of the Offer Notice by the Offeree Shareholders, or, if they cannot agree on an appraiser within 15 days after the receipt of the Offer Notice by the Offeree Shareholders, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate an additional appraiser of internationally recognized standing, who shall make the valuation within 30 days after the receipt of the Offer Notice by the Offeree Shareholders, and whose appraisal shall be determinative of such value.

          (iii) The cost of such appraisal shall be borne 50% by the Offering Shareholder and 50% by the Offeree Shareholders, with that portion of the cost borne by the Offeree Shareholders to be borne pro rata by each, based on the number of offered Shares (on an as-converted basis) such Offeree Shareholder has elected to purchase pursuant to this Section 3.2.

          (iv) If the value of the purchase price offered by the Proposed Transferee(s) and specified in the Offer Notice is not determined within the Exercise Period specified in Section 3.2(c) above, the Exercise Period shall be extended to the 10th day following the date the appraisal is made pursuant to this Section 3.2(e).

     3.3  Co-Sale Rights.

          (a) Brothers Capital hereby grants to each of the Investors, and each of the

Investors hereby grants to Brothers Capital, a right of co-sale (the "Co-Sale Right") with respect to sales during the Restricted Period by such granting Shareholder (a "Proposed Transferor") of Shares now owned or hereafter acquired by it. During the Restricted Period, if any Proposed Transferor proposes to Transfer any Shares now owned or hereafter acquired by it to any Proposed Transferee in any transaction after complying with Section 3.2, to the extent the Offeree Shareholders do not exercise their Rights of First Refusal as to all of the Shares offered pursuant to Section 3.2, each Shareholder entitled to the Co-Sale Right (a "Co-Seller") shall have the right to sell to the Proposed Transferee, at the same price per Share and upon the same terms and conditions as the Transfer by the Proposed Transferor, up to the number of whole Shares that is equal to the number derived by multiplying (i) the aggregate number of Shares (on an as-converted basis) to be acquired by the Proposed Transferee in the Transfer by (ii) a fraction, the numerator of which is the aggregate number of Shares (on an as-converted basis) held by such Co-Seller, and the denominator of which is the aggregate number of Shares (on an as-converted basis) held by the Proposed Transferor plus the aggregate number of Shares (on an as-converted basis) held by all Co-Sellers. The Proposed Transferor shall notify all Co-Sellers in writing of each such proposed Transfer promptly following the expiration of the last offering period provided in Section 3.2(c). Such notice (the "Transfer Notice") shall set forth: (w) the description and number of Shares proposed to be transferred, (x) the name and address of each Proposed Transferee, (y) the proposed amount of consideration and terms and conditions offered by each Proposed Transferee, and (z) that the Proposed Transferee has been informed of the Co-Sale Right provided for in this Section 3.3 and has agreed to purchase the Shares in accordance with the terms hereof. Each Shareholder of then currently convertible, exchangeable or exercisable rights to acquire Shares shall be given an opportunity to exercise such rights prior to the consummation of any proposed Transfer subject to the terms of this Section
3.3 and participate in such Transfer as a Shareholder.

          (b) The Co-Sale Right may be exercised by a Co-Seller by delivery of a written notice to the Proposed Transferor (the "Co-Sale Notice") within 15 days following its receipt of the Transfer Notice (the "Co-Sale Period"). The Co-Sale Notice shall state the number and description of Shares that such Co-Seller proposes to include in such Transfer to the Proposed Transferee determined as aforesaid. If the Proposed Transferee does not purchase Shares from such Co-Seller at the same price and on the same terms and conditions as purchases from the Proposed Transferor, then the Proposed Transferor shall not be permitted to Transfer any Shares to the Proposed Transferee in the proposed Transfer unless and until, simultaneously with such Transfer, the Proposed Transferor shall purchase from such Co-Seller such Shares that such Co-Seller would otherwise be entitled to sell to the Proposed Transferee pursuant to its Co-Sale Rights for the same consideration and on the same terms and conditions as the Transfer described in the Transfer Notice.

          (c) At the expiration of the Co-Sale Period, the Proposed Transferor shall have the right to transfer to the Proposed Transferee(s) the number of Shares proposed to be transferred, less the number of Shares to be sold by the Co-Seller(s) pursuant to the Co-sale Notice(s), on terms and conditions no more favorable to the Proposed Transferor than those stated in the Transfer Notice specified in Section 3.3(a). If such Transfer is not consummated within the 90-day period provided in Section 3.2(d), any Shares that continue to be held by the Proposed Transferor after such period shall again be subject to the provisions of this Section 3.3.

          (d) The share certificate or certificates and instruments of transfer of each participating Co-Seller shall be transferred to the Proposed Transferee in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Transfer Notice and the agreement for the Transfer of the Shares, and the Proposed Transferee shall concurrently therewith remit to each such Co-Seller that portion of the sale proceeds to which such Co-Seller is entitled by reason of its participation in such sale. The Company shall be obliged to register the transfer upon delivery by the Proposed Transferee of the relevant share certificate or certificates and instruments of transfer.

          (e) Costs. All costs and expenses incurred by any seller (including the Proposed Transferor) in connection with a Transfer under this Section 3.3, including, without limitation, all attorneys' fees, costs and disbursements and any finders' fees or brokerage commissions, shall be borne by such seller.

     3.4  Excluded Transactions.

          Anything to the contrary herein notwithstanding, the provisions of Sections 3.2 and 3.3 shall not apply to (i) Transfers pursuant to a Qualifying IPO, (ii) Transfers by any Shareholder to any of its Permitted Transferees that agrees in writing to be bound as a Shareholder by all of the provisions of this Agreement in accordance with Section 9.5, provided, however, that if any Permitted Transferee to whom any Shares have been transferred ceases to be a Permitted Transferee of the transferring Shareholder, such Shares shall be transferred back to the transferring Shareholder immediately prior to the time such person ceases to be a Permitted Transferee of such transferring Shareholder, or (iii) in the case of the Investors, Transfers pursuant to the Investors' exercise of their Redemption Rights under Section 5.1.

     3.5  Lock-up Agreements.

          Each Shareholder (including the Investors) hereby agrees that it will not, for a period of 180 days following the date of the closing of the Company's Qualifying IPO, Transfer any Shares now owned or hereafter acquired by it to any person.

          Each of the Company and the Shareholders hereby agrees that it will comply with a reasonable lock-up period as may be determined in good faith by the lead underwriter(s) in the Qualifying IPO.

          This Section 3.5 shall not apply to (x) any Transfer by a Shareholder to a Permitted Transferee of such Shareholder or (y) the sale of any Shares by the Company or a Shareholder to an underwriter pursuant to an underwriting agreement in connection with the Company's Qualifying IPO. In addition, this
Section 3.5 shall not apply to Transfers by the Company (A) in connection with registrations on Form F-4 or S-8 or any successor or similar forms thereto, (B) in connection with registrations for the offer and sale to employees pursuant to any employee stock plan or other employee benefit plan arrangement as unanimously approved by the Board of Directors and (C) of securities to be issued solely in an acquisition or business combination. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters for the Qualifying IPO shall apply to all

Shareholders subject to such agreements pro rata based on the number of Shares subject to such agreements.

4.   PREEMPTIVE RIGHTS

          The Company hereby grants to the Investors a preemptive right (the "Preemptive Right") with respect to future sales by the Company of its Shares or other voting securities during the Restricted Period. Each time during the Restricted Period that the Company proposes to offer any Shares or other voting securities, the Company shall first make an offering of such Shares or other securities to the Investors in accordance with the following provisions:

     4.1  Sale Notice.

          The Company shall deliver to the Investors a notice stating its bona fide intention to offer such Shares or other voting securities, the description and number of such Shares or other voting securities to be offered, the full description thereof and the price and terms and conditions upon which it proposes to offer such Shares or other voting securities (the "Sale Notice").

     4.2  Exercise of Preemptive Rights.

          Within 15 calendar days after receipt of the Sale Notice, by written notification to the Company, each Investor may elect to purchase, at the price and on the terms and conditions specified in the Sale Notice, up to such electing Investor's share of the Shares or other voting securities offered, which shall be equal to such number of Shares or other voting securities multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (on an as-converted basis) then owned by such electing Investor and the denominator of which shall be the total number of Ordinary Shares (on an as-converted basis) then issued and outstanding.

     4.3  Non-Exercise.

          If an Investor does not elect to obtain all Shares or other voting securities that such Investor is entitled to obtain pursuant to Section 4.2, the Company may, during the 90-day period following the expiration of the period provided in Section 4.2, offer the remaining unsubscribed portion of such Shares or other voting securities to any person at a price not less than, and upon terms and conditions no more favorable to the offeree than those specified in the Sale Notice. If the Company does not enter into an agreement for the sale of such Shares or other voting securities within such period, or if such sale is not consummated within 90 days of the execution of such agreement, the Preemptive Right provided hereunder shall be deemed to be revived and such Shares or other voting securities shall not be offered unless first reoffered to the Investors in accordance with this Article 4.

     4.4  Excluded Transactions.

          The Preemptive Right in this Article 4 shall not be applicable to the issuance of (i) securities issued pursuant to a Qualifying IPO; (ii) options to purchase Ordinary Shares (and any Ordinary Shares issued upon the exercise thereof), share appreciation rights, dividend equivalent rights, restricted shares, restricted share units, share payments and deferred shares to officers, directors and employees of the Company, pursuant to share incentive plans designated and approved by the Board of Directors; (iii) Ordinary Shares issued as a dividend or distributed with respect to, or upon conversion of, the Series A Preferred Shares; (iv) Ordinary Shares issued in connection with any merger or acquisition transaction approved by the Board of Directors; (v) future issuances in connection with the establishment of a strategic business relationship approved by the Board of Directors; (vi) Series A Preferred Shares issued pursuant to the Share Purchase Agreement and (vii) securities issued pursuant to Section 2.3(d)(ii) hereof.

     4.5  Limitations.

          The Preemptive Right in this Article 4 shall terminate at the earlier of (i) the occurrence of a Qualifying IPO, or (ii) when the Investors cease to own Shares representing, in the aggregate, at least 25% of the Shares purchased by the Investors pursuant to the Share Purchase Agreement.

5.   REDEMPTION RIGHTS

     5.1  Investors' Redemption Rights.

          (a) If for any reason the Company has not completed a Qualifying IPO on or prior to December 31, 2008, the Investors, acting jointly, shall have the right (the "Redemption Right") at any time to require the Company and, thereafter (if the Company fails to redeem the Redemption Shares (as hereafter defined) in accordance with Section 5.1(e)), Brothers Capital, severally but not jointly, to redeem or purchase all Shares purchased by the Investors pursuant to the Share Purchase Agreement and any Ordinary Shares issued upon conversion of the Series A Preferred Shares (collectively, the "Redemption Shares") by delivering a written notice to the Company and, thereafter (if the Company fails to redeem the Redemption Shares in accordance with Section 5.1(e)), Brothers Capital, specifying their intention to exercise the Redemption Right (the "Redemption Notice").

          (b) The Investors' right to exercise the Redemption Right with respect to Section 5.1(a) shall terminate 90 days following December 31, 2008. The Redemption Right is solely for the benefit of the Investors in respect of the Shares purchased pursuant to the Share Purchase Agreement (and Ordinary Shares issued upon conversion of the Series A Preferred Shares). Other than in the case of a Transfer to an Affiliate pursuant to Section 3.1 and in accordance with
Section 9.5, if the Investors Transfer any such shares to a third party (it being understood and agreed that any such transfer is subject to the provisions of Article 3 hereof) the Redemption Right will irrevocably terminate with respect to such shares.

          (c) Withdrawal of a Redemption Notice. Within 10 days after the delivery of a Redemption Notice, the Investors may, upon written notice to the Company or Brothers Capital, as the case may be, who have been delivered the Redemption Notice, withdraw and rescind the Redemption Notice, whereupon the Redemption Right shall be deemed not to have been exercised and neither the Investors nor the Company nor Brothers Capital, shall be obligated to satisfy their respective obligations under this Section 5.1.

          (d) Redemption Price. The aggregate purchase price for all Redemption Shares (the "Redemption Price") shall be equal to (i) 100% of the Purchase Price plus (ii) an amount equal to all accrued but unpaid dividends on all such Redemption
Shares, provided that the Redemption Price shall be ratably reduced to take account of any previous Transfers by the Investors in accordance with Article 3 of this Agreement.

          (e) Redemption Closing. The Company shall redeem and the Investors shall sell all Redemption Shares within 60 days after the delivery of the Redemption Notice at a place designated by the Investors (the "Redemption Closing"). At the Redemption Closing, the Company shall cause the Company's registered office to make the corresponding entries in its register of members and the Investors shall deliver to the Company original certificate(s) representing the Redemption Shares redeemed by the Company and the Company shall deliver to an account designated by the Investors the Redemption Price in U.S. dollars in immediately available funds. If the Company fails to redeem any or all of the Redemption Shares in accordance with this Section 5.1(e), the Investors may require Brothers Capital to purchase such Redemption Shares and the provisions of this Section 5.1(e) shall apply, mutatis mutandis, to such purchase.

          (f) Waiver by Brothers Capital. BROTHERS CAPITAL IRREVOCABLY WAIVES ANY AND ALL RIGHTS THAT IT HAS OR MAY HAVE, UNDER APPLICABLE LAW OR OTHERWISE, TO REQUIRE THE COMPANY OR ANY OTHER SHAREHOLDER TO REDEEM OR PURCHASE ANY SHARES HELD BY IT IN CONNECTION WITH ANY EXERCISE BY THE INVESTORS OF THE REDEMPTION RIGHT.

6.   AFFIRMATIVE COVENANTS OF THE COMPANY

     6.1  Other Shareholders Agreements.

          The Company will not enter into any agreement relating to the holding, voting, disposition or redemption of any capital stock of the Company.

     6.2  Business Practices.

          Neither the Company or any of its Subsidiaries nor any director, officer, agent, employee, or representative of the Company or any of its Subsidiaries, shall offer, promise, authorize or make, directly or indirectly,
(i) any unlawful payments or (ii) payments or other inducements (whether lawful or unlawful) to any Government Official, with the intent or purpose of (w) influencing any act or decision of such Government Official in his official capacity, (x) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (y) securing any improper advantage, or (z) inducing such Government Official to use his influence with any government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in each case of (w), (x), (y) and (z) above, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any person.

          Notwithstanding anything else in this Section 6.5, any facilitating or expediting payment made to a Government Official for the purpose of expediting or securing the performance of a routine governmental action by a Government Official shall not constitute a breach of the covenant made in this Section 6.5.

     6.3  Financial Information.

          The Company shall deliver to the Investors:

          (a) as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Company, consolidated income statement and statement of cash flows of the Company and its Subsidiaries for such fiscal year and consolidated balance sheet of the Company and its Subsidiaries and statement of shareholders' equity of the Company as of the end of such year, such year-end financial reports to be all prepared in English and in accordance with the generally accepted accounting principles of the United States ("US GAAP"), and audited and certified by one of Deloitte Touche Tohmatsu, Ernst & Young, KPMG or PricewaterhouseCoopers (collectively, the "Big Four Accounting Firms");

          (b) as soon as practicable, but in any event within 60 days after the end of each quarter of each fiscal year of the Company, an unaudited consolidated income statement and a statement of cash flows of the Company and its Subsidiaries for such fiscal quarter and an unaudited consolidated balance sheet of the Company and its Subsidiaries and an unaudited statement of shareholders' equity of the Company as of the end of such fiscal quarter, all prepared in English and in accordance with US GAAP; and

          (c) as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year for the Company and its Subsidiaries, prepared on a monthly basis, including income statements for such months.

          (d) the final 2006 Audited Financial Statements promptly when such final 2006 Audited Financial Statements become available.

          The Company's obligation to provide the financial information pursuant to Section 6.3(a) shall commence with respect to the fiscal year, ending immediately following the Closing. The Company's obligation to provide the financial information pursuant to Section 6.3(b) shall commence with respect to the quarter following the quarter during which the Closing occurred.

     6.4  Access to Information.

          The Company shall permit, and shall cause each of its Subsidiaries to permit, each Investor, by itself or through its authorized agent, reasonable access, to visit and inspect the properties of the Company and any Subsidiary, to examine the books of account and records of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with the directors, officers, management employees and accountants of such entities, upon reasonable notice during normal business hours.

     6.5  Tax.

          (a) The Company shall comply and shall cause each of its Subsidiaries to comply with the reasonable written request of the Investors regarding the record-keeping and reporting requirements any of the Investors inform the Company are necessary to enable the respective Investor to comply with any applicable United States federal income tax law. The Company shall also provide each Investor with the information reasonably requested in writing by such Investor to enable such party to comply with any applicable U.S. federal income tax law.

          (b) Upon the reasonable written request of the Investors, the Company shall provide the Investors with access to such information of the Company as may be required by the Investors to determine the Company's status as a controlled foreign corporation (a "CFC") as defined in the Code, to determine whether each Investor is required to report its pro rata portion of the Company's "Subpart F income" (as defined in the Code) on its United States federal income tax return, or to allow the Investors to otherwise comply with applicable United States federal income tax laws. In the event that the Company is determined by counsel or accountants for the Investors to be a CFC with respect to the shares held by any Investor, for so long as the relevant Investor (or direct or indirect equityholder of the Investor) is a "United States shareholder" as defined in the Code, the Company agrees to use reasonable efforts to avoid generating, for any taxable year in which the Company is a CFC, "Subpart F income," as such term is defined in Section 952 of the Code.

          (c) The Company shall use reasonable efforts to ensure that the Company will not be or become a "passive foreign investment company" (as defined in section 1297 of the Code) (a "PFIC") for the current and any future taxable year. After the end of each taxable year, upon the reasonable written request of the Investors, the Company shall provide the Investors with the information of the Company as may be reasonably necessary to allow the Investors to determine the Company's status as a PFIC. To the extent the Company is a PFIC for a taxable year, the Company will comply with the reasonable written request of the Investors to provide the Investors the information as may be reasonably necessary to allow the Investors to make a qualified electing fund election pursuant to Section 1295 of the Code, and to make annual filings on the United States federal income tax returns of the relevant Investors with respect to that election. If any information to be provided pursuant to this Section 6.5(c) is not readily available to the Company, and the Company incurs additional expense in providing it to the Investors, the Investors shall reimburse the Company for such expense.

          (d) Except to the extent that a majority in interest of the Investors elects to allow the Company not to comply with this provision, the Company shall not make an election to be treated as a partnership for United States federal income tax purposes without consulting the Investors in good faith beforehand.

     6.6  Stock Option Plans.

          All shares or options to be issued under the Company's employee stock option plans, including the 2007 Stock Option Plan, shall not be at a price lower than the Per Share Purchase Price for the Series A Preferred Shares (as adjusted for any combinations or splits or similar events). After the Company's 2007 Stock Option Plan is fully granted to the employees, any additional issuance of options under the Company's stock option plans shall not exceed in the aggregate 5% of the fully diluted capital immediately following the Closing, subject to approval by the Board of Directors.

     6.7  No Public Disclosure.

          The Company shall not, nor shall the Company permit any of its Subsidiaries to, disclose the Investors' names or identify either Investor as a holder of the Company's equity securities in (i) business transactions with third parties, (ii) any press release or other public announcement, or (iii) any document or other materials filed with any governmental entity, without the prior written consent of the Investors, unless such disclosure is in the reasonable judgment of counsel to the Company required by applicable law or by an order of a court of competent jurisdiction, in which case, prior to making such disclosure, the Company and any applicable Subsidiary shall to the extent reasonably practicable (i) give written notice to the Investors, which notice shall describe in reasonable detail the proposed content of such disclosure, and
(ii) permit the Investors to review and comment upon the form and substance of such disclosure.

     6.8  Further Actions.

          Each party hereto agrees to promptly and duly execute and deliver such documents and to take such further action that may be required under applicable law in order to perform its obligations pursuant to this Agreement.

     6.9  Qualifying IPO.

          The Company agrees to use its commercially reasonable efforts, and each of the other Parties hereto agrees to use its commercially reasonable efforts, to cause the Company to complete a Qualifying IPO prior to the end of 2008. If a Qualifying IPO is not completed by the end of 2008, the Investors shall have the right to demand that the Company takes, and the Company agrees to use its commercially reasonable efforts to take, all necessary actions to effect a Qualifying IPO as soon thereafter as practicable.

     6.10 Limitations.

          The rights in Sections 6.3 (Financial Information), 6.4 (Access to Information), and 6.6 (Stock Option Plans) shall terminate at the earlier of (i) the occurrence of a Qualifying IPO, or (ii) when the Investors cease to own Shares representing, in the aggregate, at least 25% of the Shares purchased by the Investors pursuant to the Share Purchase Agreement.

     6.11 Additional Covenants relating to Restructuring.

          The Company shall, or shall cause each of its Subsidiaries to (as the case may be), prior to the earlier of (i) a Qualifying IPO and (ii) December 31, 2007.

     (i) enter into express assignment contracts with their respective employees, consultants and independent contractors (to the extent any such employee, consultant or independent contract or has been involved in the development of any Self Developed IP or other Company Intellectual Property), pursuant to which (a) such employees, consultants and independent contractors shall assign to the Company or its Subsidiaries such Company Intellectual Property as they developed or own, and (b) each of such Company Intellectual Properties constitutes "work made for hire" with the Company being the person for whom the work was prepared.

     (ii) establish confidentiality and protection procedures and maintain all Company Intellectual Property that is material to the Company's or any of its Subsidiaries' business in confidence in accordance with such procedures.

     (iii) make in full any and all social security (including basic pension, basic medical insurance, unemployment insurance, work-related injury insurance and maternity insurance) and housing fund contributions for their respective employees, provided such employees are still employed by the Company or such Subsidiary at the time such contributions are to be made.

     (iv) pay in the full amount of the registered capital for Aero Biotech Science & Technology Co., Ltd.

7.   RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS

     7.1  Legend.

          Each Shareholder agrees that substantially the following legends shall be placed on the certificates representing any Shares held by such Shareholder (other than Shares that have previously been sold pursuant to a registration statement under the Act or pursuant to Rule 144 under the Act):

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, SUCH REGISTRATION REQUIREMENTS.

          IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A SHAREHOLDERS AGREEMENT DATED AS OF JUNE 22, 2007, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY."

     7.2  Stop Transfer Instructions.

          In order to ensure compliance with the restrictions referred to herein, each Shareholder agrees that the Company may issue appropriate "stop transfer" certificates or instructions.

8.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     8.1  Representations and Warranties of the Shareholders.

          Each Shareholder hereby represents, as of the date hereof or, if different, as of the date of such Shareholder's execution of a counterpart of this Agreement, as follows:

          (a) If such Shareholder is an entity, that it is duly incorporated or formed and validly existing in its jurisdiction of incorporation or formation, with full power, authority and right to enter into this Agreement and perform its obligations hereunder;

          (b) Such Shareholder has duly authorized, validly executed and delivered this Agreement, and this Agreement is valid, binding and enforceable against such Shareholder in accordance with its terms, subject to the Enforceability Exceptions;

          (c) The execution, delivery and performance of this Agreement will not
(i) violate, conflict with or result in a breach of or default under any provisions of any Organizational Document of such Shareholder, (ii) violate, conflict with, constitute, with or without the passage of time and giving of notice, a default under or result in the breach, acceleration or termination of, or otherwise give any other contracting party the right to terminate, accelerate or cancel any of the terms, provisions, or conditions of, any contract, agreement, arrangement, understanding, commitment, instrument, mortgage or indenture to which such Shareholder is a party or by which it or its assets are bound, or result in the creation of any lien, charge or other Encumbrance upon any assets of such Shareholder or the suspension, revocation or forfeiture of any material permit, license or authorization applicable to such Shareholder, its business or operations or any of its assets or properties, or (iii) constitute a violation of any provision of any Law applicable to such Shareholder, except, in each scenario described in subclauses (ii) and (iii) of this Section 8.1(c), such as would not have a material adverse effect on the business, financial condition, operations, assets, properties or liabilities of such Shareholder or that would not have a material adverse effect on the ability of such Shareholder to consummate the transactions contemplated under the Transaction Documents (as defined in Section 9.14 hereof) to which it is a party;

          (d) Except as set forth in Schedule 8.1(d) of the Disclosure Schedules, no Governmental Authorization on the part of such Shareholder is or will be required in connection with the execution, delivery and performance by such Shareholder of the Transaction Documents to which it is a party in order to consummate the transactions contemplated by such Transaction Documents; and

          (e) The execution, delivery and performance by such Shareholder of the Transaction Documents to which it is a party does not and will not require any consent, approval, authorization or other action by or notification to any third party.

     8.2  Additional Representations, Warranties and Covenants of Brothers
          Capital.

          Brothers Capital hereby represents, as of the date hereof or, if different, as of the date of its execution of a counterpart of this Agreement, as follows:

          (a) Except as disclosed in Schedule 8.2 to this Agreement, it is not a party to, nor will it enter into, any agreement relating to the holding, voting, disposition or redemption of any capital stock of the Company without the Investors' prior written consent;

          (b) It is not and, for as long as it owns any Shares and for a period of 12 months thereafter, will not be, without the written consent of the Investors, (i) engaged in or otherwise employed by, (ii) acting as consultant or lender to, (iii) serving as a director, officer, employee, principal or agent of, (iv) owning in excess of 10% of the equity interests of, (v) permitting its name to be used in connection with the activities of, (vi) obtaining any benefit or receiving any promise, agreement, arrangement or understanding to receive any benefit from, any other business or organization in the PRC which competes or intends to compete with the business of the Company or any of its Subsidiaries;

          (c) Neither Brothers Capital nor any of its director, officer, agent, employee or representative, has offered, promised, authorized or made, nor shall any of such persons offer, promise, authorize or make, directly or indirectly,
(i) any unlawful payments or (ii) payments or other inducements (whether lawful or unlawful) to any Government Official, with the intent or purpose of (w) influencing any act or decision of such Government Official in his official capacity, (x) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (y) securing any improper advantage, or (z) inducing such Government Official to use his influence with any government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in each case of (w), (x), (y) and (z) above, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any person; provided, however, that, any facilitating or expediting payment made to a Government Official for the purpose of expediting or securing the performance of a routine governmental action by a Government Official shall not constitute a breach of this Section 8.2; and

          (d) It is not a "United States Shareholder" of the Company or its Subsidiaries as this term is defined in section 951 of the Code. To the extent it becomes a "United States Shareholder" it will promptly notify the Company and the Investors.

9.   GENERAL

     9.1  Amendments; Waivers.

          This Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only by agreement in writing of (i) Brothers Capital, (ii) the Investors, and (iii) the Company. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided. Any amendment or waiver effected in accordance with this Section 9.1 shall be binding upon each of the Parties hereto and their successors and permitted assigns. Without limiting the foregoing, any Shareholder may by writing waive any right that it individually holds hereunder without seeking the prior consent of any other Party hereto.

     9.2  Commercially Reasonable Efforts; Further Assurances.

          Each Party hereto shall use its commercially reasonable efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. Each Party shall deliver such further documents and take such other actions as may be necessary to perform its obligations hereunder, provided that this Section 9.2 shall not require any party to incur any material expense.

     9.3  Governing Law.

          This Agreement and, to the fullest extent permitted by applicable law, all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the law of the State of New York, United States of America.

     9.4  Dispute Resolution.

          (a) Any dispute, controversy or claim (each, a "Dispute") arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any Party has delivered written notice to any other Party to the Dispute requesting such consultation.

          (b) If the Dispute is not resolved within 60 days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute (the "Arbitration Notice").

          (c) The arbitration shall be conducted in Hong Kong Special Administrative Region ("Hong Kong") under the auspices of the Hong Kong International Arbitration Centre (the "Centre"). There shall be three arbitrators. The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator. The Secretary General of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any of the members of the arbitral tribunal have not been appointed within 30 days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.

          (d) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration, which rules shall be deemed to have been incorporated by reference into this Section 9.4. However, if such rules are in conflict with the provisions of this Section 9.4, including the provisions concerning the appointment of arbitrator, the provisions of this Section 9.4 shall prevail.

          (e) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

          (f) The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

          (g) Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

          (h) During the course of the arbitration tribunal's adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

          (i) The cost of arbitration (including legal, accounting and other professional fees and expenses reasonably incurred by any prevailing party with respect to the investigation, collection, prosecution and/or defense of any claim in the Dispute) shall be borne by the losing Party or Parties unless otherwise determined by the arbitration award.

     9.5  Obligations of Transferees.

          (a) No party to this Agreement may assign any of its rights and obligations under this Agreement, without the prior written consent of the other parties, except that an Investor may assign any or all of its rights and obligations to an Affiliate of such Investor, which shall agree in writing to become bound by the terms hereof, provided that such Affiliate shall automatically be so bound by the terms hereof, whether or not such Affiliate shall have so agreed in writing. Any such assignment shall not relieve such Investor of its obligations hereunder. Any attempted assignment in contravention hereof shall be null and void.

          (b) Subject to Section 9.5(a), if a Shareholder transfers any Shares to any person other than pursuant to a Qualifying IPO (but otherwise in accordance with this Agreement), it shall be a condition to such transfer that such transferee agrees in writing to be bound as a Shareholder by all of the terms and provisions of this Agreement; provided that any such transferee shall automatically be so bound by the terms hereof, whether or not such transferee shall have so agreed in writing.

          (c) Neither this Agreement nor any rights or obligations under this Agreement are assignable except as set forth in this Section 9.5.

     9.6  Termination.

          Unless any provision of this Agreement specifies a different time of termination, the provisions of this Agreement shall terminate (i) in their entirety on the earlier to occur of (A) the completion of a Qualifying IPO and
(B) the sale of an aggregate of at least a majority of the then outstanding Shares of the Company or a sale of all or substantially all the assets of the Company and (ii) as to any Shareholder if such Shareholder shall have disposed of all of its Shares in accordance with the terms of this Agreement.

     9.7  Titles and Subtitles; References.

          The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, nor as evidence of the intention of the Parties hereto. Except where otherwise indicated, all references in this Agreement to Articles, Sections or Exhibits refer to Articles or Sections of or Exhibits to this Agreement.

     9.8  Counterparts.

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in any number of counterparts, each of which shall be an original but all of such counterparts together shall constitute one and the same instrument and shall become effective (unless otherwise provided therein) when all counterparts have been signed by all relevant parties and delivered to the other parties. Any counterpart or other signature delivered by a Party by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that Party.

     9.9  Parties in Interest.

          Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.

     9.10 Notices.

          Any and all notices required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such Party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to such Party at the facsimile number indicated for such Party on the signature page of this Agreement (or hereafter modified by subsequent notice to the Parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) two business days after deposit with an express overnight courier for deliveries within a country, or three business days after such deposit for international deliveries or (iv) three business days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country. For the purposes of this Section, a delivery between the Hong Kong and any other point in the PRC shall be considered an international delivery.

          All notices for international delivery will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page of this Agreement or at such other address or facsimile number as such Party may designate by giving ten days advance written notice by one of the indicated means of notice provided in this Agreement to the other Parties hereto. Notices by facsimile shall be machine verified as received.

          Any Party hereto (and such Party's permitted assigns) may by notice so given change its address for future notices under this Agreement. Notice shall conclusively be deemed to have been given in the manner set forth above.

     9.11 Attorney's Fees.

          In the event of any action for the breach of this Agreement or misrepresentation by any Party, the prevailing Party shall be entitled to reasonable attorney's fees, costs and expenses incurred in connection with such action.

     9.12 Specific Performance.

          Each of the Parties acknowledge that, in view of the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the non-breaching Parties shall be entitled to specific enforcement of the terms hereof and injunctive and other equitable relief in addition to any other remedy to which such non-breaching Parties may be entitled at law or in equity.

     9.13 Severability.

          If any provisions of this Agreement shall be held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the remaining provisions of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     9.14 Entire Agreement.

          This Agreement, the Exhibits and Schedules to this Agreement, the Share Purchase Agreement and the Registration Rights Agreement (collectively, the "Transaction Documents") and all other documents referred to in this Agreement (except for the letter agreement dated as of the date hereof, among the Company, Brothers Capital and the Investors) constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations among the Parties with respect to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     9.15 No Presumption.

          The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

     9.16 Aggregation of Stock.

          All Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     9.17 Interpretation.

          Unless a provision hereof expressly provides otherwise: (i) the term "or" is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms "herein," "hereof," and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term "including" will be deemed to be followed by ", but not limited to,"; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms "shall," "will," and "agrees" are mandatory, and the term "may" is permissive; (vii) the term "day" means "calendar day," and (viii) all references to "dollars" are to currency of the United States of America.

         [The remainder of this page has been intentionally left blank.]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        AGRIA CORPORATION


                                        By /s/ Lai Guanglin
                                           -------------------------------------
                                        Name:
                                        Title:


                                        BROTHERS CAPITAL LIMITED


                                        By /s/ Lai Guanglin
                                           -------------------------------------
                                        Name:
                                        Title:


                                        INVESTORS:

                                        TPG GROWTH AC LTD.


                                        By: /s/ Clive Bode
                                            ------------------------------------
                                        Name:  Clive Bode
                                        Title: Vice President and Secretary


                                        TPG BIOTECH II, LTD.


                                        By: /s/ Clive Bode
                                            ------------------------------------
                                        Name:  Clive Bode
                                        Title: Vice President and Secretary

           SIGNATURE PAGE TO AGRIA CORPORATION SHAREHOLDERS AGREEMENT

                                    EXHIBIT A

Investors

TPG Growth AC Ltd.
TPG Biotech II, Ltd.

                                  SCHEDULE 8.2

         List of Shareholder Agreements between Brothers Capital Limited and third parties
                       prior to the date of this Agreement


                                       1